Exhibit 5.1

[CHEMOURS LETTERHEAD]

May 3, 2017

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of The Chemours Company (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 3, 2017, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 26,000,000 shares of the common stock of the Company, par value $0.01 (the “Shares”), issuable from time to time pursuant to The Chemours Company 2017 Equity and Incentive Plan and The Chemours Company Employee Stock Purchase Plan (collectively, the “Plans”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is my opinion that the Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Shares by the Company. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is further limited to the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ David C. Shelton, Esq.
David C. Shelton, Esq.
Senior Vice President, General Counsel and Corporate Secretary